EXHIBIT 5.1

July 22, 2025

MEI Pharma, Inc.
9920 Pacific Heights Blvd., Suite 150
San Diego, CA 92121

Re:	MEI Pharma, Inc. – Registration Statement on Form S-3 (File No. 333-277201)

Ladies and Gentlemen:

We have acted as counsel to MEI Pharma, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company from time to time of shares of the Company’s common stock, par value $0.00000002 per share, having an aggregate offering price of up to $100 million (the “Placement Shares”), pursuant to the Registration Statement on Form S-3 (File No. 333-277201), filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), on February 20, 2024, which was declared effective by the SEC on February 28, 2024 (the “Registration Statement”), the related base prospectus, dated February 28, 2024 (the “Base Prospectus”), and the prospectus supplement, dated July 22, 2025 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”), filed with the SEC pursuant to Rule 424(b) under the Act, and the At the Market Offering Agreement, dated July 22, 2025, by and between the Company and Titan Partners Group LLC, a division of American Capital Partners, LLC, as sales agent (the “Sales Agreement”).

In connection with this opinion letter, we have examined the Registration Statement, the Prospectus, the Sales Agreement, and originals, or copies certified or otherwise identified to our satisfaction, of the Amended and Restated Certificate of Incorporation, as amended, and the Sixth Amended and Restated Bylaws of the Company, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Placement Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Sales Agreement, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to Delaware General Corporation Law.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP